Exhibit 99.1

COMDATA INC.

Consolidated Financial Statements

December 31, 2013 and 2012

(With Independent Auditors’ Report Thereon)

Financial Statements

Independent Auditors’ Report

The Board of Directors

FleetCor Technologies, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Comdata Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, the related consolidated of statements of operations and comprehensive loss, stockholder’s deficit, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Comdata Inc. and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Nashville, Tennessee

January 28, 2015

Comdata Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Dollars in millions, except per share information)

	Years Ended December 31,
	2013	2012	2011
Revenue:
Service revenue	432.5	417.7	405.0
Product revenue	$148.5	$143.3	$131.8

Total revenue, net	581.0	561.0	536.8
Costs and expenses:
Cost of services	46.0	41.0	33.9
Cost of goods sold	92.1	90.0	83.3
Customer support	38.1	39.9	46.7
Technology and development	42.6	44.2	46.1
Selling, general, and administrative	110.2	107.1	90.6
Other operating expense	112.1	5.7	5.8
Depreciation and amortization	65.5	65.1	64.9

Total costs and expenses	506.6	393.0	371.3

Operating income	74.4	168.0	165.5
Other (expense) income	(0.3)	0.6	0.1
Interest expense, net	(214.0)	(185.9)	(152.7)

(Loss) income from continuing operations before income taxes	(139.9)	(17.3)	12.9
Income tax (benefit) expense	(19.5)	(3.6)	8.0

(Loss) income from continuing operations	(120.4)	(13.7)	4.9
(Loss) income from discontinued operations, net of income tax (benefit) expense of $0.5, ($1.7) and $0.8, respectively	0.7	6.0	(16.8)

Net loss	(119.7)	(7.7)	(11.9)
Other comprehensive loss, net of tax:
Foreign currency translation adjustment	(0.3)	(0.1)	0.2

Comprehensive loss	$(120.0)	$(7.8)	$(11.7)

See notes to accompanying consolidated financial statements.

Comdata Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and equivalents	$140.1	$86.7
Accounts receivable, net of allowance for doubtful accounts of $8.3 and $7.2, respectively	539.6	577.8
Prepaid expenses and other current assets	23.0	33.3
Deferred tax assets	32.8	21.2

Total current assets before customer funds	735.5	719.0
Customer funds	78.8	62.6

Total current assets	814.3	781.6
Property and equipment, net	10.6	9.3
Goodwill	1,457.5	1,457.5
Intangible assets, net	383.8	432.0
Deferred financing costs	14.9	20.2
Other assets	16.7	13.6

Total assets	$2,697.8	$2,714.2

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Short-term and current portion of long-term debt	$41.2	$1.5
Accounts payable	33.3	43.4
Drafts and settlements payable	265.3	241.6
Customer advance payments	152.4	163.9
Deferred revenue	32.5	61.8
Other accrued expenses	205.5	101.1

Total current liabilities before customer funds obligations	730.2	613.3
Customer funds obligations	78.8	62.6

Total current liabilities	809.0	675.9
Long-term debt, less current portion	2,231.1	2,248.6
Deferred tax liabilities	70.5	144.2
Other liabilities	9.0	13.2

Total liabilities	3,119.6	3,081.9

Stockholder’s deficit:
Preferred stock, $0.01 par, 70,000,000 shares authorized, 58,244,308 shares issued and outstanding	0.6	—
Common stock, $0.01 par, 200,000,000 shares authorized, 129,849,690 shares issued and outstanding	1.3	—
Parent company deficit	(419.1)	(363.4)
Accumulated other comprehensive loss	(4.6)	(4.3)

Total stockholder’s deficit	(421.8)	(367.7)

Total liabilities and stockholder’s deficit	$2,697.8	$2,714.2

See notes to accompanying consolidated financial statements.

Comdata Inc.

Consolidated Statements of Stockholder’s Deficit

(Dollars in millions)

	Preferred stock		Common stock		Parent company deficit	Accumulated other comprehensive loss	Total stockholder’s deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2010	—	—	—	—	$(213.9)	$(4.4)	$(218.3)
Net loss	—	—	—	—	(11.9)	—	(11.9)
Foreign currency translation	—	—	—	—	—	0.2	0.2
Stock-based compensation	—	—	—	—	0.9	—	0.9
Net cash contributions from parent	—	—	—	—	(96.5)	—	(96.5)

Balance at December 31, 2011	—	—	—	—	(321.4)	(4.2)	(325.6)
Net loss	—	—	—	—	(7.7)	—	(7.7)
Foreign currency translation	—	—	—	—	—	(0.1)	(0.1)
Stock-based compensation	—	—	—	—	1.2	—	1.2
Net cash contributions from parent	—	—	—	—	(35.5)	—	(35.5)

Balance at December 31, 2012	—	—	—	—	(363.4)	(4.3)	(367.7)
Net loss	—	—	—	—	(119.7)	—	(119.7)
Foreign currency translation	—	—	—	—	—	(0.3)	(0.3)
Stock-based compensation	—	—	—	—	1.4	—	1.4
Issuance of capital stock on October 1, 2013	58,244,308	0.6	129,849,690	1.3	—	—	1.9
Transfer of deferred tax asset from parent on October 1, 2013	—	—	—	—	64.7	—	64.7
Net cash contributions from parent	—	—	—	—	(2.1)	—	(2.1)

Balance at December 31, 2013	58,244,308	0.6	129,849,690	1.3	$(419.1)	$(4.6)	$(421.8)

See notes to accompanying consolidated financial statements.

Comdata Inc.

Consolidated Statements of Cash Flows

(Dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net loss	$(119.7)	$(7.7)	$(11.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65.5	65.1	64.9
Provision for doubtful accounts	5.6	4.2	4.3
Deferred income tax benefit	(20.7)	(23.4)	(18.2)
Stock-based compensation	1.4	1.2	0.9
Non-cash interest expense	9.0	8.4	7.3
Gain on the sale of businesses	(1.2)	(3.5)	20.7
Changes in operating assets and liabilities:
Accounts receivable	32.5	9.3	(86.1)
Prepaid expenses and other current assets	10.6	14.1	8.0
Accounts payable and other accrued expenses	93.3	55.3	1.1
Drafts and settlements payable	23.7	(78.4)	110.5
Customer advance payments	(11.5)	79.3	15.8
Deferred revenue	(29.3)	(20.0)	(7.6)
Other	(3.8)	(0.6)	3.5

Net cash provided by operating activities	55.4	103.3	113.2

Cash Flows from Investing Activities:
Purchases of property and equipment	(6.4)	(5.4)	(5.4)
Additions to other assets	(11.8)	(8.4)	(4.8)
Proceeds from sale of businesses	1.2	3.9	31.0
Business acquisition	(3.3)	—	—
Increase in customer funds	(16.2)	(9.1)	(15.6)

Net cash (used for) provided by investing activities	(36.5)	(19.0)	5.2

Cash Flows from Financing Activities:
Increase in customer funds obligations	16.2	9.1	15.6
Debt issuance and assumption costs	—	(1.9)	—
Proceeds from debt issuance	—	705.6	—
Repayments of long-term debt	(1.5)	(737.2)	(17.7)
Net borrowings on short-term debt	20.0	—	—
Net cash contributions from parent	(0.2)	(35.5)	(96.5)

Net cash provided by (used for) financing activities	34.5	(59.9)	(98.6)

Net increase in cash and cash equivalents	53.4	24.4	19.8
Cash and cash equivalents, beginning of year	86.7	62.3	42.5

Cash and cash equivalents, end of year	$140.1	$86.7	$62.3

See notes to accompanying consolidated financial statements.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

1.	Description of Business, Separation Transactions, and Basis of Presentation

Description of Business

Comdata Inc. (“Comdata” or “Company”) provides virtual and card-based credit, debit, and stored-value solutions. The Company issues and processes proprietary and MasterCard credit and debit payments, including fleet and corporate spend cards, corporate ePayable products, employee payroll cards, healthcare payments, and stored-value cards and services, including gift, loyalty, and corporate incentive cards.

Separation Transactions

On October 1, 2013, Ceridian Corporation, the predecessor of Ceridian LLC, and the other entities that directly or indirectly owned or were owned by Ceridian Corporation entered into a series of transactions (“Separation Transactions”) to separate Ceridian’s payment systems business unit, comprising Comdata Network, Inc. and Ceridian Stored Value Solutions, Inc., from Ceridian’s human capital management business unit, Ceridian HCM Holding Inc. (“HCM Holding”). Ceridian’s payment systems business unit was ultimately merged into Comdata as a result of these transactions. Unless the context requires otherwise, references to the Company and Comdata also refer to the entities that conducted Ceridian’s payment systems business unit prior to the Separation Transactions. In connection with the Separation Transactions, Comdata assumed a net amount of $2,270.0 of the $3,470.1 total long-term indebtedness of Ceridian LLC as of October 1, 2013. The Company continues to serve as a guarantor on the remaining $1,200.1 of Ceridian LLC indebtedness.

Effective October 1, 2013, Ceridian Corporation converted from a corporation to a limited liability company and changed its name to Ceridian LLC. The ultimate parent holding company of Ceridian LLC is the newly formed Ceridian Holding LLC. Ceridian Holding LLC is the 100% owner of Foundation Holding LLC, which in turn is the 100% owner of Ceridian LLC (collectively “Ceridian”). Comdata was a wholly owned subsidiary of its parent company, Ceridian LLC. Prior to the Separation Transactions, Ceridian obtained a private letter ruling from the Internal Revenue Service substantially to the effect that, among other things, the distribution of HCM Holding’s stock by Comdata in the Separation Transactions qualified as tax-free under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended (the “Code”).

The owners of Ceridian Holding LLC include (i) affiliates of Thomas H. Lee Partners, L.P. (“THL Partners”) and Fidelity National Financial, Inc. (“FNF”) (together, the “Sponsors”), who currently own approximately 96% of the outstanding shares of Ceridian Holding LLC and (ii) their coinvestors, including certain members of management, which collective group of coinvestors own approximately 4% of the outstanding shares. The Sponsors initially acquired their indirect ownership interest in the Company on November 9, 2007 when the Sponsors and their coinvestors completed the acquisition of all the outstanding equity of Ceridian Corporation (the “2007 Merger”).

There was no change in ownership control by the Sponsors and other stockholders of Ceridian as a result of the Separation Transactions, and accordingly, the payment systems business unit’s separation from HCM Holding was not accounted for as a business combination.

On November 14, 2014, effective as of the close of business on November 13, 2014, Comdata was acquired by Fleetcor Technologies, Inc. (FleetCor). See Note 15 for a discussion of this transaction.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Prior to the Separation Transactions, the accompanying consolidated financial statements were derived from the historical accounting records of the payment systems business unit. The debt and related interest expense included in the accompanying consolidated financial statements were allocated from Ceridian LLC as if the debt was assumed for all periods prior to October 1, 2013. Expenses related to certain support services provided by Ceridian have been allocated to Comdata in a similar manner as the terms of the Transition Services Agreement (“TSA”) referred to below for all periods prior to October 1, 2013.

For the period subsequent to the Separation Transactions on October 1, 2013, the accompanying consolidated financial statements were derived from the consolidated financial position, operating results and cash flows of Comdata, its subsidiaries and variable interest entities (“VIE”) in which the Company has a controlling financial interest. All intercompany transactions have been eliminated in consolidation. In addition, the consolidated financial statements include the expenses charged to Comdata from Ceridian. See Note 2 for further disclosure of the Company’s consolidation policy.

Support services included in the TSA were provided by Ceridian historically and continued to be provided through November 14, 2014. Support functions provided by Ceridian included corporate functions such as financial reporting, accounting and finance services, investor relations, corporate legal services, certain shared facilities and insurance management. The allocated expenses for these services prior to October 1, 2013 were based on direct usage when identifiable, with the remainder determined pro rata based on revenue, headcount, or other relevant measures. The cost for these services per the TSA was developed based on this historical-allocation methodology. The corporate expense allocations prior to October 1, 2013 and the expenses charged by Ceridian per the TSA post October 1, 2013 have been determined on a basis that the Company’s management considers a reasonable reflection of the utilization of the services provided or benefits received during the periods presented. These expenses may not, however, reflect the expense the Company would have incurred as an independent business for the periods presented. See Note 14 for a disclosure of the total expense for these services reflected in each line of the accompanying consolidated statements of operations for the years ended December 31, 2013, 2012, and 2011.

Prior to October 1, 2013, cash was managed separately by Ceridian and included daily sweeps of cash held by the payment systems business unit. Accordingly, the cash managed by Ceridian at the corporate level was not allocated to the accompanying consolidated financial statements for all periods presented. All intercompany balances between the payment systems business unit with Ceridian were eliminated on October 1, 2013 as a condition of the Separation Transactions. These historical intercompany balances, which existed prior to October 1, 2013, are included on a net basis in the parent company deficit in the accompanying consolidated statements of stockholder’s deficit.

The Company had negative equity for all periods presented in the accompanying consolidated financial statements. Stockholder’s deficit at December 31, 2012, 2011, and 2010 included parent company deficit and accumulated other comprehensive loss, which comprised foreign currency translation adjustments related to the consolidation of foreign operations. Stockholder’s deficit at December 31, 2013 included preferred and common stock issued on October 1, 2013 in conjunction with the Separation Transactions, parent company deficit, and accumulated other comprehensive loss. The parent company deficit includes accumulated net losses, stock-based compensation and, prior to the Separation Transactions, net distributions to/contributions from the Company to Ceridian.

2.	Summary of Significant Accounting and Reporting Policies

Principles of Consolidation

For periods subsequent to October 1, 2013, the accompanying consolidated financial statements include the operations and accounts of the Company and all subsidiaries, as well as any VIE in which it has controlling financial interest. All intercompany balances and transactions have been eliminated upon consolidation. See Note 1 for a description of the Company’s carve-out methodology of the payment systems business unit prior to October 1, 2013.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Comdata consolidates the grantor trusts that hold funds provided by certain customers using the Company’s payroll card and healthcare products. Under consolidation accounting, the enterprise with a controlling financial interest consolidates a VIE. A controlling financial interest in an entity is determined through analysis that identifies the primary beneficiary which, has (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE. In addition, ongoing reassessments must be performed to confirm whether an enterprise is the primary beneficiary of a VIE. The grantor trusts are VIE’s as the Company is deemed to have a controlling financial interest as the primary beneficiary. Such amounts are recorded in Customer Funds and Customer Funds Obligations on the consolidated balance sheets.

Assignment of Fair Values of Goodwill and Other Intangible Assets

In conjunction with the 2007 Merger, affiliates of the Sponsors completed the acquisition of all outstanding equity of Ceridian. Although Ceridian continued as the same legal entity after the 2007 Merger, the application of push down accounting representing the termination of the old accounting entity and the creation of a new one resulted in the adjustment of all net assets to their respective fair values as of the 2007 Merger. Net assets of Comdata, were adjusted to their respective fair values, which included goodwill, trademarks, customer lists, and other intangible assets. In addition, there was no change in ownership control by the Sponsors and other shareholders of Ceridian and its ownership structure of the Company as a result of the Separation Transactions, and accordingly, Comdata’s separation from Ceridian was not accounted for as a business combination. As such, the goodwill and intangibles from the 2007 Merger remain after the Separation Transactions. On October 1, 2013, the Company allocated the legacy goodwill of Comdata between its two reporting units based on the relative fair value of these units.

In the event of a business combination where Comdata is the acquiring party, the Company is required to assign fair values to all identifiable assets and liabilities acquired, including intangible assets such as customer lists, identifiable intangible trademarks, technology, and covenants not to compete. The Company is also required to determine the useful life for amortizable identifiable intangible assets acquired. These determinations require significant judgments, estimates and assumptions. The remainder of the purchase cost of the acquired business not assigned to identifiable assets or liabilities is then recorded as goodwill.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

Cash is held in banking institution accounts. These accounts are insured up to the maximum amount allowed by law. All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Concentrations

Cash deposits of customer and corporate funds are maintained primarily in large creditworthy financial institutions. These deposits may exceed the amount of any deposit insurance that may be available through government agencies. All money market securities are held with large broker-dealers and financial institutions.

Customer Funds

Cash from certain customers using the payroll card and healthcare products is maintained in grantor trusts. These funds are invested in overnight demand deposit and money market accounts and are used to fund transactions of these customers. The balance of cash in the trusts at December 31, 2013 and 2012 was $78.8 and $62.6, respectively. The cash in the grantor trusts and the corresponding payables are reflected in the accompanying consolidated balance sheets as customer funds and customer funds obligations, respectively.

Accounts Receivable

Accounts receivable is recorded net of the allowance for doubtful accounts in the accompanying consolidated balance sheets. The Company experiences credit losses on its accounts receivable and, accordingly, must make estimates related to the ultimate collection of the receivables. Specifically, management analyzes accounts receivable, historical bad debt experience, customer concentrations, customer creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts.

The Company writes off accounts receivable when it determines that the accounts receivable are uncollectible, typically upon customer bankruptcy or the customer’s nonresponse to continued collection efforts.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the shorter of the remaining lease term or estimated useful lives of the related assets. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts, and the gain or loss is reflected in the accompanying consolidated statements of operations.

Goodwill and Intangible Assets

Goodwill, which represents the excess purchase price over the fair value of net assets of businesses acquired, is assigned to reporting units based on the benefits derived from the acquisition. Goodwill and indefinite-lived intangibles are not amortized against earnings but instead are subject to impairment review on at least an annual basis. An assessment of the goodwill and indefinite-lived intangible balances is performed as of October 1 of each year. There was no indication of goodwill impairment in the years ended 2013, 2012, and 2011.

A number of significant assumptions and estimates are involved in determining the current fair value of the reporting units including operating cash flows, markets and market share, sales volumes and prices, and working capital changes. The Company considers historical experience and all available information at the time the fair values of reporting units are estimated. However, actual fair values that could be realized in an actual transaction may differ from those used to evaluate the impairment of goodwill. The evaluation of impairment involves comparing the current fair value of the reporting units to the recorded value.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

If the recorded value of a reporting unit exceeds its current fair value, then to the extent that the recorded value of goodwill of the reporting unit exceeds the implied fair value of the reporting unit’s goodwill, an impairment loss is recognized. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. That is, the fair value of a reporting unit is allocated to all of the assets and liabilities of that reporting unit including any unrecognized intangible assets and the excess is the implied fair value of goodwill.

Intangible assets represent amounts assigned to specifically identifiable intangible assets at the time of an acquisition. Definite-lived assets are amortized on a straight-line basis over the following periods:

Technology	7 years
Customer lists	15 years

Indefinite-lived intangible assets, which consist of trademarks, are tested for impairment on an annual basis, or more frequently if certain events or circumstances occur that could indicate impairment. When evaluating whether the indefinite-lived intangible assets are impaired, the carrying value is compared to its estimated fair value. The estimate of fair value is based on a relief from royalty method, which calculates the cost savings associated with owning rather than licensing the trademark. An estimated royalty rate is applied to forecasted revenue and the resulting cash flows are discounted. Amortizable assets are assessed for impairment as described under the heading “Impairment of Long-Lived Assets” below.

Internally Developed Software Costs

The Company’s software development efforts are for internal use. The Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has authorized further funding for the project that it deems probable of completion. Capitalized internal-use software costs include only: (1) external direct costs of materials and services consumed in developing or obtaining the technology; (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the project; and (3) interest costs incurred while developing the technology. Capitalization of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. The Company does not include general and administrative costs and overhead costs in capitalizable costs. The Company charges research and development costs and other computer software maintenance costs related to software development to operations as incurred. The Company did not capitalize any interest related to software costs during 2013 and 2012.

Capitalized software costs of $64.3 and $52.9 net of accumulated amortization of $49.3 and $43.0 for the years ended December 31, 2013 and 2012, respectively, are included in other assets in the accompanying consolidated balance sheets. Capitalized software costs are amortized on a straight-line basis over a period not to exceed seven years. Amortization of computer software costs totaled $6.6, $5.9, and $5.9 for the years ended December 31, 2013, 2012, and 2011, respectively.

Revenue Recognition

The Company recognizes revenue from the sale of its products, net of sales taxes, and services when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed or determinable; and (4) collectability is reasonably assured.

Fleet Services

The Company’s funds transfer system is designed to enable truck drivers to obtain funding for purchases and cash advances at truck stops and other locations en route to their destinations. Drivers may

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

use Comdata’s payment solutions to purchase fuel, lodging, and other approved items, obtain cash advances from automated teller machines or through the use of Comchek drafts, and make direct deposits of pay, settlements, or trip advances to personal bank accounts. Service revenue from funds transfer transactions is based on a per transaction fee that is computed as either a fixed amount or a percentage of the face value of the transaction and is recognized when the transaction is processed.

The Company provides customers with regulatory and tax filing tools. The Company also provides Web enabled and integrated fuel tax filing and works with regulatory agencies on behalf of customers to obtain permits and ensure vehicles have the credentials required to comply with all annual licensing and registration services. Revenue for these services is based on a fixed fee per transaction and is recorded when the transaction has been completed. All other service revenue is recognized when the services have been rendered.

Revenue from the sale of point-of-sale equipment and pay-at-the pump equipment is recognized as product revenue upon acceptance of the product by the customer. Equipment maintenance contracts are generally for 12-month periods and are invoiced annually with the service revenue recognized on a straight-line basis over the maintenance period.

Corporate Payments

Revenue from MasterCard transactions is the interchange fee charged to the merchants and is based upon the amount of volume. Service revenue is recognized when the transaction is settled. To the extent MasterCard transactions are processed by fleet customers, the service revenue is included in Fleet Services.

The Company provides rebates and/or incentives to certain customers in order to induce them to use the Company’s payment processing or transaction processing services. The service revenues described above are net of rebates and incentives provided to customers. Rebates are recognized in the period in which the underlying transactions are recorded. Incentives are recognized, to extent they are earned, on a pro rata basis over the term of the contract.

The Company delivers both stored-value cards and card-based services primarily in the form of gift cards. For multiple-deliverable customer contracts executed prior to January 1, 2010, the stored-value cards and card-based services are combined as a single unit of accounting. Revenue is recognized when the card services are rendered. For multiple-deliverable customer contracts executed after December 31, 2009, stored-value cards and card-based services are separated into two units of accounting. Stored-value cards are generally recognized upon shipment to the customer. Card-based services are recognized when the card services are rendered. See discussion of Company’s change in accounting principle related to the multiple-deliverable revenue arrangements below.

In October 2009, the U.S. Financial Accounting Standards Board (“FASB”) amended the accounting standards for multiple-deliverable revenue arrangements to (i) provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated and how the consideration should be allocated; (ii) require an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence of selling price or third-party evidence of selling price; and (iii) eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method. The Company elected to early adopt this accounting guidance on January 1, 2010 on a prospective basis for all applicable transactions.

The adoption of this standard resulted in a change to the units of accounting for the Company’s stored-value cards and card-based services. No other product or service revenue was impacted by the adoption of this standard.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Prior to the adoption of this standard, the Company determined that there was a single unit of accounting for customer contracts that included the delivery of stored-value cards and card-based services due to the inability to establish fair value for both deliverables. For customer contracts executed after December 31, 2009, the Company has established separate units of accounting for stored-value cards and card-based services based on estimated selling price. Since the customer contracts do not specify fixed volumes, but set fee rates on a per-deliverable basis, generally the estimated selling price equals the stated per deliverable contract price.

If the Company elected to adopt this standard on a retrospective basis, as of January 1, 2010, rather than a prospective basis, revenue would have decreased by $31.9, $20.7, and $9.3, and cost of goods sold would have decreased by $17.3, $13.0, and $5.4 for the years end December 31, 2013, 2012, and 2011, respectively, as compared to the amounts included in the accompanying consolidated statements of operations.

Deferred cost of goods sold is recorded in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Gross Versus Net Revenue

The Company includes in revenue amounts that it bills for and remits to third-party vendors for associated services and products as required on a gross basis as a principal rather than net as an agent when the following conditions are met: (1) the Company is the primary obligor in the arrangement with the customer; (2) the Company has credit risk; (3) the Company has latitude in the establishment of pricing, subject to general economic restraints; and (4) the Company has full discretion in vendor selection.

The Company is generally responsible for the collection of the total transaction amount and the payment to the merchant of their sales amount, net of the payment processing revenue earned by the Company. As a consequence, the Company’s accounts receivable and drafts and settlements payable related to its payment processing revenues are reflective of the total transaction amount processed by the Company, not the Company’s revenue and costs.

Costs and Expenses

Costs of Services and Goods Sold

Cost of services consists of external, direct costs to provide services to the Company’s customers. Those costs include banking fees, bank sponsorship fees, credit and debit card costs, and net assessments charged by MasterCard.

Cost of goods sold consists of external, direct costs to produce goods sold to the Company’s customers. The Company’s Fleet Services segment includes the costs of point-of-sale equipment. The Company’s Corporate Payments segment includes the costs of stored-value cards.

Customer Support Expense

Customer support expense primarily consists of costs directly related to customer management, onboarding and support services associated with the Company’s call center operations and the procurement and fulfillment of its cards. They include salaries paid to customer service and product support personnel and costs associated with service delivery, including the Company’s customer call center.

Technology and Development Expense

Technology and development expense primarily consists of salaries paid to IT personnel, costs associated with the Company’s proprietary technology platform, including certain development and enhancement costs, data centers, information technology costs for processing transactions, software licenses, consulting fees, and maintenance costs.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Selling, General, and Administrative Expense

Selling, general, and administrative expenses primarily consist of costs associated with salaries and benefits, advertising and promotions, product development, legal and risk management, stock-based compensation, equipment, occupancy, and consulting. Selling costs are related to maintaining a direct marketing infrastructure, sales force, and other direct marketing efforts, such as advertising, telemarketing, direct mail, and trade shows. General and administrative expense consists of the costs related to maintaining the Company’s infrastructure that are not directly related to delivery of services and products, operations, or selling efforts. The Company records all bonus, stock-based compensation, and employee healthcare and other benefit expenses in general and administration expense. Also, included in this category is the provision for doubtful accounts.

Other Operating Expense

Other operating expense consists of the costs related to the litigation and settlement of certain legal claims described in Note 14.

Income Taxes

Results of operations have historically been included in the consolidated federal income tax returns of Ceridian and the state income tax returns filed with the various states. The Company maintained a tax-sharing arrangement with Ceridian whereby they calculated and paid their U.S. corporate income taxes as if they were a stand-alone entity. The Company based its provision or benefit for income taxes on income recognized for financial statement purposes, which included effects of temporary differences between financial statement income and income recognized for tax return purposes.

The income tax amounts reflected in the accompanying consolidated financial statements have been allocated based on income directly attributable to the Company. The Company believes the assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the accompanying consolidated financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the Company been operated as a separate, stand-alone entity.

Income taxes have been provided for using the liability method. The liability method requires an asset- and liability-based approach in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and the tax basis of assets and liabilities and the expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the consolidated financial statements in the period of enactment.

The Company classifies interest and penalties related to income taxes as a component of income tax provision.

As a result of the Separation Transactions, the Company and HCM Holdings is required to file separate federal and state income tax returns. The income tax provision for all periods beginning after October 1, 2013 is based on the Company as an actual stand-alone entity.

As part of the Separation Transactions, Comdata and HCM Holding entered into the Tax Matters Agreement (“TMA”) to address their rights, responsibilities, and obligations with respect to tax liabilities and tax refunds and cooperation in the filing of tax returns and to provide for certain other tax matters between the parties in connection with the Separation Transactions. The TMA also sets forth certain covenants and indemnities relating to the preservation of the tax-free status of the Separation Transactions and distribution.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Fair Value of Financial Instruments

The carrying amounts of cash and equivalents, accounts receivable, net, customer funds, customer funds obligations, customer advance payments, drafts, and settlements payable and accounts payable approximate fair value because of the short-term nature of these items.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, capitalized software and indefinite-life intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the individual asset in the group exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or estimated selling price less costs to sell and no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheets. There are no assets held for sale as of December 31, 2013 and 2012 and no impairments recognized in the years ended December 31, 2013, 2012, and 2011.

Foreign Currency Translation

The Company has international operations whereby local currencies serve as the functional currencies. Foreign currency assets and liabilities are translated at the end-of-period exchange rates and foreign currency statements of operations are translated at the weighted average exchange rates for each period. The effect of changes in the U.S. dollar carrying values of assets and liabilities of international operations that are due to changes in exchange rates between the U.S. dollar and the functional currency are reported as foreign currency translation in accumulated other comprehensive loss. Gains and losses from transactions denominated in currencies other than the functional currency of the international operation are recorded in the accompanying consolidated statements of operations as other income (expense).

Defined-Contribution and Stock-Based Compensation Plans

The Company’s employees participate in Ceridian’s 401(k) and stock-based compensation plans. The Company recognizes expense for its 401(k) match in accordance with the plan terms.

Under the fair value recognition provisions of stock-based compensation accounting, the Company measures stock-based compensation costs at the grant date based on the fair value of the award and recognize the compensation expense over the requisite service period, which is usually the vesting period. As such, the cost is recognized over the period during which an employee is required to provide services in exchange for the award. For performance-based options, compensation expense is estimated on the grant date and amortized over the remaining vesting period when it becomes probable that the performance-based measures will be achieved.

Recently Issued Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-11, “Income Taxes: Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” which requires that an unrecognized tax benefit should be presented in the financial statements as a reduction of a deferred tax asset for a net operating loss

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

carryforward, a similar tax loss, or a tax credit carryforward when settlement in this manner is available under the law. This guidance is effective for fiscal years and interim periods beginning after December 15, 2013 and will be applied on a prospective basis to all unrecognized tax benefits that exist at the effective date. The Company adopted the new requirements in the first quarter of 2014. The adoption of this update did not have a material impact on our consolidated financial condition.

In May 2014, the FASB issued Accounting Standards Codifications (ASC) 606, “Revenue from Contracts with Customers”, which amends the guidance in former ASC 605, Revenue Recognition. This ASU is effective for the Company for fiscal years ending after December 15, 2016 and interim periods, with early adoption not permitted. The Company is currently evaluating the impact of the provisions of ASC 606.

3.	Business Acquisitions

On December 31, 2013, the Company acquired certain assets of eFueling Technologies (“eFueling”) for $5.8, which included cash payments and an estimated earnout consideration. Prior to the acquisition, eFueling was a supplier of certain of the Company’s pay-at-the-pump solutions it sells to its customers.

The following table summarizes the recording of the fair value of the assets acquired and liabilities assumed as of the acquisition date:

Intangible assets	$5.5
Other current assets	0.3

Purchase price	$5.8

Additional purchase accounting disclosures have been omitted given the immateriality of this acquisition as compared to the Company’s consolidated financial condition and results of operations.

4.	Allowance for Doubtful Accounts

The activity related to the allowance for doubtful accounts is as follows:

	Year Ended December 31,
	2013	2012	2011
Balance, beginning of year	$7.2	$8.4	$10.1
Provision for doubtful accounts	5.6	4.2	3.6
Charge-offs	(5.5)	(6.6)	(6.2)
Recoveries of amounts previously charged off	1.0	1.2	0.9

Balance, end of year	$8.3	$7.2	$8.4

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

5.	Property and Equipment

Property and equipment consisted of the following as of December 31:

	Estimated Useful Lives (in Years)	2013	2012
Leasehold improvements	5	$4.0	$3.6
Machinery and equipment	3	44.4	39.0

Property and equipment, gross		48.4	42.6
Accumulated depreciation		(37.8)	(33.3)

Property and equipment, net		$10.6	$9.3

Depreciation of property and equipment for the years ended December 31, 2013, 2012, and 2011, totaled $5.2, $5.2, and $4.9, respectively.

6.	Goodwill and Intangible Assets

Goodwill activity is as follows:

Total
Balance as of December 31, 2011	$1,457.7
Business disposition	(0.2)

Balance as of December 31, 2012	1,457.5

Balance as of December 31, 2013	$1,457.5

Intangible assets consisted of the following as of December 31:

	2013	2012
Technology	$173.4	$167.9
Customer lists	444.0	444.0
Trademarks	100.0	100.0

	717.4	711.9

Less accumulated amortization on:
Technology	148.2	124.5
Customer lists	185.4	155.4

	333.6	279.9

Intangible assets, net	$383.8	$432.0

The Company completed its annual impairment assessment of its indefinite-lived intangible assets and concluded that there was no impairment for the years ended 2013, 2012, and 2011.

Amortization expense related to definite-lived intangible assets was $53.7, $54.1, and $54.2 for the years ended December 31, 2013, 2012, and 2011, respectively. Estimated amortization expense for the next five years is as follows: $49.8 in 2014; $30.1 in 2015; $30.1 in 2016; $30.1 in 2017; and $30.1 in 2018.

7.	Debt

In connection with the Separation Transactions, the Company and Ceridian entered into an intercompany assumption agreement on October 1, 2013 (“Comdata Assumption Agreement”), and the Company and HCM Holding entered into an intercompany assumption agreement on October 1, 2013, pursuant to which the Company assumed a net amount of $2,270.0 of the total $3,470.1 Ceridian long-term indebtedness. Pursuant to the Comdata Assumption Agreement, the Company agreed to pay and is expected to satisfy all of this $2,270.0 of Ceridian debt. The Company continues to be a guarantor surety of the remaining $1,200.1 of Ceridian debt.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Comdata, HCM Holding and Ceridian entered into an intercompany revolving debt agreement dated as of October 1, 2013 (“Intercompany Revolving Debt Agreement”), pursuant to which (a) Ceridian assigned all of its rights under the Revolving Credit Facility to Comdata, and Comdata assigned its rights with respect to 75% of the Revolving Credit Facility to HCM Holding and (b) Comdata and HCM Holding each agreed to pay and are expected to satisfy the principal and interest with respect to their respective usage of the Revolving Credit Facility directly to the agent and the lenders party to the Revolving Credit Facility, and Comdata agreed to pay 25% of the unused commitment fees due under the Revolving Credit Facility. Notwithstanding the referenced assignment percentages, both Comdata and HCM Holding can each access the entire Revolving Credit Facility under specific provisions of the Intercompany Revolving Debt Agreement.

See Note 15 for a discussion of the impact of the FleetCor acquisition of Comdata on the Company’s debt.

Descriptions of the debt instruments, terms, and rates as of December 31, 2013 and 2012 are shown in the table below and are presented on a “carved-out” basis as if the Comdata Assumption Agreement were in effect for all periods presented. The borrowings from the Secured Credit Facility, Senior Secured Notes, and Senior Notes are collectively referred to as the “Corporate Indebtedness.”

	December 31,
	2013	2012
Term Debt, interest rate of 4.4% at December 31, 2013 and 6.1% at December 31, 2012	$694.1	$695.6
Senior Secured Notes, interest rate of 8 7⁄8% at December 31, 2013 and 2012	720.0	720.0
Senior Notes, interest rate of 11 1⁄4% on $765.0 and 12 1⁄4% on $90.9 at December 31, 2013 and 2012	855.9	855.9
Accounts receivable facility, interest rate of 2.0% at December 31, 2013	20.0	—
Revolving credit facility	—	—

Total debt	2,290.0	2,271.5
Less unamortized discount on senior notes	17.7	21.4
Less short-term and current portion of long-term debt	41.2	1.5

Long-term debt, less current portion	$2,231.1	$2,248.6

Term Debt

General Description

The Secured Credit Facility is governed by the terms of a single credit agreement and consists of a term loan facility (“Term Debt”) and certain revolving credit facilities (“Revolving Credit”). The Secured Credit Facility was originally put into place on November 9, 2007 as part of the 2007 Merger and originally provided for a $2,250.0 term loan facility and $300.0 in revolving credit. On July 10, 2012 (“Amend and Extend Date”), Ceridian amended the terms of the original 2007 credit documents and issued the Senior Secured Notes (together referred to as the “Amend and Extend Transaction”), with the result that Ceridian extended the maturity on all of the outstanding Term Debt under the original 2007 facility, as well as all the Revolving Credit, other than $126.0 of the Revolving Credit, which matures in May, 2014.

Term Debt and Revolving Credit Principal Amounts and Maturity Dates

As part of the Amend and Extend Transaction, Ceridian extended the maturity date of (i) all the Term Debt, other than an unextended $342.1 component and (ii) all commitments for the Revolving Credit (“Revolving Credit Commitments”) other than $126.0. The effectiveness of the Amend and Extend Transaction was conditioned upon paying down 40% of the then outstanding principal amount of the Term Debt that elected to extend and reducing by 30% the Revolving Credit Commitments that elected to extend. Therefore, on the Amend and Extend Date, Ceridian also issued its Senior Secured Notes in the principal

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

amount of $720.0, 100% of the proceeds of which were used to pay down approximately 40% of the then outstanding extended Term Debt. Effective August 14, 2012, Ceridian amended the documents from the Amend and Extend Transaction to issue a new term loan to refinance the unextended Term Debt, with the result that the maturity date for all of Ceridian’s Term Debt has now been extended. Prior to the Amend and Extend Transaction, the maturity date for the Term Debt was November 9, 2014. The Term Debt is now due August 14, 2015, but this maturity date will be extended to May 9, 2017 if, on August 14, 2015, either (1) Ceridian’s ratio of adjusted consolidated secured debt to Earnings Before Interest, Tax, Depreciation, and Amortization (EBITDA) as defined in and calculated under the Secured Credit Facility (“Credit Facility EBITDA”) is less than 4.0 to 1.0 or (2) the outstanding principal balance on the Ceridian’s Senior Notes is less than $200.0.

Prior to the Amend and Extend Transaction, the maturity date for the Revolving Credit was May 9, 2014. The $126.0 of the Revolving Credit debt was not extended in the Amend and Extend Transaction and the maturity date remains May 9, 2014. The $121.8 extended Revolving Credit is now due August 14, 2015, but this maturity date will be extended to November 9, 2016 if Ceridian meets the same criteria described above to extend the Term Debt.

The amount of outstanding Term Debt was $694.1 and $695.6 million at December 31, 2013 and 2012, respectively. In addition to the Term Debt that Comdata assumed, HCM Holding assumed an additional $725.0 million of Term Debt, which the Company continues to guarantee. The amount available under the Revolving Credit was reduced by $6.6 and $8.3 as result of letters of credit outstanding at December 31, 2013 and 2012, respectively. As a result, approximately $241.2 and $239.5 of the Revolving Credit was available on December 31, 2013 and 2012, respectively. The commitments to make funds available under the Revolving Credit may be withdrawn only if an event of default has occurred. Events that would constitute an event of default are described later in this section.

Term Debt and Revolving Credit Interest

On August 21, 2013 (the Re-Pricing Date), Ceridian completed a re-pricing transaction (the Re-Pricing Transaction) on the Term Debt, which reduced its borrowing cost. The interest rate on the Term Debt from the Amend and Extend Date through the Re-Pricing Date was London Interbank Offering Rate (LIBOR) plus 5.75% or the alternate base rate plus 4.75%. On the Re-Pricing Date, the interest rate on the Term Debt was lowered to LIBOR plus 4.25% or the alternative base rate plus 3.25%. Additionally, Ceridian may become eligible to receive a 0.25% decrease of the applicable interest rate on the Term Debt if its ratio of adjusted consolidated secured debt to Credit Facility EBITDA is lower than 4.00 to 1.00. This ratio test began with the Ceridian consolidated financial statements dated December 31, 2013. However, Ceridian’s ratio of adjusted consolidated secured debt to Credit Facility EBITDA was not lower than 4.00 to 1.00. As part of this Re-pricing Transaction, Ceridian is required to pay an additional fee in the event Ceridian re-prices the Term Debt during the six months after the Re-Pricing Date. Should Ceridian re-price all or a portion of the Term Debt before the end of this period, it is required to pay a fee equal to 1% of the principal amount of Term Debt repaid. The interest rate on the Term Debt at December 31, 2013 and 2012 was 4.4% and 6.1%, respectively.

As part of the Amend and Extend Transaction, the interest rate on the extended Revolving Credit Facility is based, at Ceridian’s option, (i) in the case of U.S. dollar-denominated loans, LIBOR plus 5.75% or the alternative base rate plus 4.75% and (ii) in the case of alternate currency denominated loans, the Canadian prime rate plus 4.75% or Euro Interbank Offering Rate (“EURIBOR”) or Sterling LIBOR plus 5.75%. Swingline loans available under the extended Revolving Credit Facility are based on the alternative base rate plus 4.75%. The applicable margins for the Revolving Credit Facility and swingline loans are subject to reduction based upon the attainment of certain leverage ratios.

Prior to the Amend and Extend Date, the interest rates for the Term Debt and the Revolving Credit were based, at Ceridian’s option, (i) in the case of U.S. dollar-denominated loans, LIBOR plus 3.00% or the alternative base rate plus 2.00% and (ii) in the case of alternate currency denominated loans, the Canadian prime rate plus 2.00% or EURIBOR or Sterling LIBOR plus 3.00%. The interest rate on swingline loans was based on the alternative base rate plus 2.00%.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Overdue principal and interest under the Secured Credit Facility bears interest at 2.00% above the rate then applicable to such loans. In the case of any loan with an interest rate based on LIBOR, each interest period will have a duration of, at Ceridian’s option, either one, two, three, six, or, if available to all relevant lenders, nine or twelve months, and interest is payable on the last day of each relevant interest period and, in any event, at least every three months. In the case of any loan with an alternate base rate, interest is payable quarterly in arrears and at the maturity of the loan. Calculations of interest are based on (i) a 360-day year, (ii) 365/366 days in the case of alternate base rate loans or Canadian prime rate loans, based on the actual days elapse, and (iii) 365 days in the case of the sterling LIBOR rate loans, based on the actual days elapsed.

Ceridian determined the Re-Pricing Transaction was not a substantial modification of the Term Debt, and accordingly, Comdata expensed $1.2 of debt financing costs in the third quarter of 2013 related to this transaction.

Senior Secured Notes

As part of the Amend and Extend Transaction and as described above, Ceridian issued the Senior Secured Notes in the amount of $720.0, which are due July 15, 2019. Comdata assumed 100% of these Senior Secured Notes under the Comdata Assumption Agreement. The Senior Secured Notes bear an interest rate of 8 7⁄8% per annum. The Senior Secured Notes, the Term Debt, and the Revolving Credit are all secured by the same collateral and are governed by the terms of an inter creditor agreement. Ceridian issued the Senior Secured Notes under the terms of an indenture containing certain restrictive covenants, which are substantially consistent with the indenture governing the Senior Secured Notes, but containing appropriate revisions to reflect the secured nature of the Senior Secured Notes.

At any time prior to July 15, 2015, the Senior Secured Notes may be redeemed by Ceridian, in whole or in part, at a price equal to 100% of the principal amount redeemed plus a premium, which varies, but essentially guarantees the holder a reinvestment return effectively equal to that which would have been earned by holding the notes until July 15, 2015 and redeemed at 106.656% of the principal amount thereof plus accrued interest. However, if during this period, the redemption is completed with the proceeds from an equity offering, then up to 40% of the Senior Secured Notes may be redeemed by Ceridian at 108.875% of the principal amount thereof plus accrued interest and the remainder may be redeemed based on the formula described above.

On or after July 15, 2015, the Senior Secured Notes may be redeemed by Ceridian, in whole or in part, at redemption prices decreasing from 106.656% of the principal amount thereof to par on July 15, 2018 and thereafter, plus accrued and unpaid interest.

Financing Costs and Issuance Discounts

The Term Debt and the Senior Secured Notes have associated unamortized deferred financing costs of $10.5 at December 31, 2013 that are being amortized at the effective interest rate of 6.7% for the Term Debt and 9.3% for the Senior Secured Notes. The deferred financing fees related to the Revolving Credit are being amortized on the straight-line method over the remaining life of the facility.

The Senior Secured Notes were issued at a discount of 2.0% totaling $14.4 at issuance. The Term Debt issued on August 14, 2012 was issued at a discount of 1.5% totaling $5.1 at issuance. The effective interest rate used to amortize the discount was 9.3% for the Senior Secured Notes and 6.9% for the August 14, 2012 Term Debt.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Collateral and Guarantees

The Secured Credit Facility and the Senior Secured Notes, including any incremental facility and any swap agreement, are unconditionally guaranteed by Comdata and each of Ceridian’s and the Comdata’s domestic, wholly owned restricted subsidiaries, excluding customer funds, immaterial subsidiaries, and special purpose entities. The Secured Credit Facility and the Senior Secured Notes are secured by a perfected first priority security interest, subject to certain exceptions, in substantially all of Comdata’s, Ceridian’s, and the subsidiary guarantors’ tangible and intangible assets. The security interest includes a pledge of the capital stock of each of the Company’s direct and indirect material subsidiaries, limited in the case of foreign subsidiaries with respect to the Term Debt, to 65% of the voting capital stock and 100% of the non-voting capital stock of material first-tier foreign subsidiaries and a non-recourse pledge of the capital stock of Ceridian LLC by Foundation Holding LLC, the 100% owner of Ceridian LLC.

Representations, Warranties, and Covenants

The documents governing the Secured Credit Facility and the Senior Secured Notes contain certain customary representations and warranties. In addition, those documents contain customary covenants restricting Ceridian’s ability and certain of its subsidiaries’ ability to, among other things: incur additional indebtedness, issue disqualified stock and preferred stock; create liens; declare dividends; redeem capital stock; make investments; engage in a materially different line of business; engage in mergers, consolidations, acquisitions, asset sales, or other fundamental changes; engage in certain transactions with affiliates; enter into certain restrictive agreements; make prepayments on any senior notes or subordinated indebtedness; modify junior financing documentation; and make changes to Ceridian’s fiscal year. In addition, beginning with the fiscal quarter ended December 31, 2008, the Secured Credit Facility documents require Ceridian to maintain the ratio of adjusted consolidated total debt to Credit Facility EBITDA below specified levels on a quarterly basis, which levels reduce over time. As of December 31, 2013, Ceridian was in compliance with the covenants under the documents governing the Secured Credit Facility and the Senior Secured Notes.

Events of Default

Events of default under the Corporate Indebtedness documents include, but are not limited to: failure to pay interest, principal, and fees or other amounts when due; material breach of any representation or warranty; covenant defaults; cross defaults to other material indebtedness; events of bankruptcy, invalidity of security interests; a change of control, material judgments for payment of money; involuntary acceleration of any debt; and other customary events of default. There were no events of default as of December 31, 2013.

Senior Notes

General Description

In addition to the Senior Secured Notes, Ceridian has one other series of notes outstanding. As part of the 2007 Merger transaction, Ceridian issued the Senior Notes consisting of (i) $825.0 11 1⁄4% Senior Notes due 2015 (the “Current Interest Senior Notes”) and (ii) $505.9 12 1⁄4% Senior Toggle Notes due 2015 (“Toggle Senior Notes”). Ceridian sold $825.0 11 1⁄4% senior notes due November 15, 2015 and $505.9 12 1⁄4% senior toggle notes due November 15, 2015 in November 2007 in connection with the acquisition of Ceridian by the Sponsors. In 2013, Ceridian redeemed $60.0 of the 11 1⁄4% senior notes and $415.0 of the 12 1⁄4% senior toggle notes. Comdata assumed all of the $765.0 outstanding balance of the 11 1⁄4% senior notes and all of the $90.9 outstanding balance of the 12 1⁄4% senior toggle notes on October 1, 2013 under the Comdata Assumption Agreement.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Interest

Interest on the Senior Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2008. The Senior Notes mature on November 15, 2015. Interest on the Current Interest Senior Notes accrues at a rate of 11 1⁄4% per annum and is payable in cash only. With respect to the Toggle Senior Notes, the initial interest payment was payable entirely in cash. For subsequent interest payments prior to November 15, 2011, Ceridian had the option to elect to pay interest on the Toggle Senior Notes (i) entirely in cash (“cash interest”), (ii) entirely by increasing the principal amount of the Toggle Senior Notes (“PIK interest”), or (iii) by paying half the interest on the principal amount of the Toggle Senior Notes in cash interest and half in PIK interest. Cash interest on the Toggle Senior Notes accrues at a rate of 12 1⁄4% per annum, and PIK interest on the Toggle Senior Notes accrued at a rate of 13% per annum during any PIK election period. After November 15, 2011, all interest payable on the Toggle Senior Notes is cash interest. The interest rate on the Toggle Senior Notes at December 31, 2013 and 2012 was 12 1⁄4%.

The Senior Notes were issued at a discount of 1.4% totaling $17.9 at issuance. The carrying value of the Senior Notes as of December 31, 2013 and 2012 was $852.1 and $1,322.6, respectively. The effective interest rate used to amortize the discount was 11.7% for the Current Interest Senior Notes and 12.8% for the Toggle Senior Notes.

Optional Redemption

After November 15, 2011, the Senior Notes may be redeemed, in whole or in part, at redemption prices decreasing from 105.625% of the principal amount thereof to par on November 15, 2013 and thereafter plus accrued and unpaid interest. After November 15, 2011, the Senior Toggle Notes may be redeemed, in whole or in part, at redemption prices decreasing from 106.125% of the principal amount thereof to par on November 15, 2013 and thereafter plus accrued and unpaid interest.

Change of Control Offer

Upon a change of control, Ceridian is required to offer to repurchase the Senior Notes at a purchase price equal to 101% of the principal amount outstanding plus accrued and unpaid interest.

Covenants

The indenture governing the Senior Notes (“Senior Notes Indenture”) limits Ceridian and its restricted subsidiaries’ ability to, among other things: pay dividends; redeem equity interests or make restricted payments or investments; restrict Ceridian’s subsidiaries from paying dividends or making distributions; incur additional debt or issue disqualified stock and preferred stock; sell assets; engage in transactions with affiliates; create liens on assets; and to permit restricted subsidiaries to guarantee indebtedness. As of December 31, 2013, Ceridian was in compliance with the covenants in the Senior Notes Indenture.

Events of Default

The Senior Notes Indenture also contains customary events of default, including but not limited to: failure to pay any principal or interest when due; failure to comply with obligations, covenants, or agreements contained in the Senior Notes Indenture or the Senior Notes; cross defaults with other material indebtedness of payment of principal or acceleration of principal payments; material unsatisfied judgments; events of bankruptcy; and invalidity of any guarantee. There were no events of default as of December 31, 2013.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Guarantees

The Senior Notes are unconditionally guaranteed on an unsecured-senior basis by the subsidiaries of Ceridian LLC that guarantee the Senior Credit Facility.

Registration Rights

At the time Ceridian issued the Senior Notes, it entered into a registration rights agreement, which required the Company to use its best efforts to register the Senior Notes with the Securities and Exchange Commission (“SEC”) as part of offers to exchange freely tradable notes for the Senior Notes. In connection with the Ceridian’s obligations under the registration rights agreement, Ceridian filed a registration statement on Form S-4 with the SEC that was declared effective on December 22, 2008. The exchange offers related to this registration were completed on January 29, 2009.

Other Information Relating to Corporate Indebtedness

Maturities of Debt

The expected minimum mandatory maturities of the Company’s debt are shown below:

Year Ending	Amount
2014	$41.2
2015	855.9
2016	—
2017	672.9
2018	—
Thereafter	720.0

$2,290.0

The Company may be required to make additional payments on the Term Debt under its Secured Credit Facility with the proceeds of certain indebtedness, which may be incurred from time to time, certain asset sales and a certain percentage of cash flow. No mandatory redemption of the Senior Secured Notes or the Senior Notes is required prior to maturity except in the event of a change in control.

The Company had excess cash flow, as defined in and calculated under the Secured Credit Facility, for the years ended December 31, 2013 and 2012. As a result, the Company was required to make prepayments of $21.2 and $1.5 on the Secured Credit Facility in the first quarter of 2014 and 2013, respectively.

Fair Value of Debt

The debt assumed by the Company does not trade in active markets. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities and the limited trades of its debt, the fair value of the Company’s debt was estimated to be $2,407.4 and $2,333.1 at December 31, 2013 and 2012, respectively. The carrying value of the Company’s debt was $2,272.3 and $2,250.1 at December 31, 2013 and 2012, respectively.

Priority of Debt

In the event of liquidation, the Term Debt, Revolving Credit, and Senior Secured Notes have priority over the Senior Notes with respect to the proceeds of collateral.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Accounts Receivable Facility

On August 17, 2010, Comdata and Comdata Receivables, Inc. (“Comdata Receivables”), a wholly owned bankruptcy remote special purpose subsidiary of Comdata, entered into a revolving accounts receivable purchase facility (“Receivables Facility”) pursuant to the terms of a: (i) Receivables Sale Agreement between Comdata, as Originator, and Comdata Receivables, as Buyer and (ii) Receivables Purchase Agreement by and among Comdata Receivables, as Seller, the Company, as initial Servicer, the purchasers from time to time party thereto ( “Purchasers”) and Wells Fargo Bank, N.A., as Administrative Agent (collectively, the “Receivables Facility Loan Agreements”). Under the terms of the Receivables Facility, Comdata continuously sells substantially all of its trade accounts receivable to Comdata Receivables in exchange for cash, subordinated notes, or equity contributions and Comdata Receivables in turn sells an undivided ownership interest in such trade accounts receivable, related assets and collections to the Purchasers in exchange for cash. The Receivables Facility provides up to $275.0 in funding, subject to certain limitations related to the amount and type of receivables owned by Comdata Receivables. Once sold to Comdata Receivables, the accounts receivable, related assets, and collections are separate and distinct from Comdata’s assets and are not available to satisfy the obligations of the Company, or any of the Comdata’s other subsidiaries. Under the Receivables Facility, the Company services, administers, and collects the receivables, for which it receives a monthly servicing fee of 1% per annum of the average daily outstanding balance of all receivables. Effective October 29, 2012, Comdata amended the terms of the Receivables Facility to, among other matters, extend the commitment termination date of the facility. The Purchasers’ funding commitment previously expired on the earlier of August 18, 2014 or the maturity of the Revolving Credit Facility. The funding commitment now expires on August 14, 2015 or, if on August 14, 2015, either (1) Ceridian’s ratio of adjusted consolidated secured debt to EBITDA (as defined in and calculated under the Secured Credit Facility) is less than 4.0 to 1.0 or (2) the outstanding principal balance on the Senior Notes is less than $200.0 on November 9, 2016.

The proceeds of the Receivables Facility provide for working capital funding and are available for general corporate purposes. Availability under the Receivables Facility was $255.0 and $275.0 at December 31, 2013 and 2012, respectively.

The interest rate on the Receivables Facility is LIBOR plus an applicable margin of 1.75% to 2.50% per annum, based upon utilization. In addition, Comdata Receivables is obligated to pay a commitment fee calculated on the unused portion of the facility. Commitment fees were $1.7, $2.0, and $2.0 for the years ended December 31, 2013, 2012, and 2011. Financing costs of $2.6 associated with the Receivables Facility are being amortized over the term of the financing.

The Receivables Facility Loan Agreements contain customary default and termination provisions, which provide for acceleration of amounts owed under the Receivables Facility upon the occurrence of certain specified events, including, but not limited to, the failure of Comdata Receivables to pay interest and other amounts due, defaults on certain indebtedness, change in control, bankruptcy, and insolvency events.

Comdata indirectly holds a 100% economic interest in Comdata Receivables and receives the economic benefit of the Comdata Receivables Facility. As part of the Comdata Receivables Facility, Ceridian has entered into a customary performance undertaking whereby Ceridian has agreed to guarantee the due and punctual performance by Comdata of Comdata’s obligations under the Receivables Sale Agreement and the due and punctual performance by Comdata in Comdata’s capacity as Servicer of its servicing obligations under the Receivables Purchase Agreement.

HCM Holding Notes

In connection with the Separation Transactions, HCM Holding issued $475.0 million aggregate principal amount of 11% Senior Notes due 2021. Comdata and certain of its domestic subsidiaries are guarantors of the HCM notes and are subject to the restrictive covenants in the indenture, which are similar to those for the 2015 senior notes. Comdata and its subsidiaries will continue to serve as guarantor until such time as HCM Holding achieves a minimum secured and total EBITDA to indebtedness ratio as defined by the debt agreement specific to this issuance.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

On August 6, 2014, Ceridian LLC completed a transaction to replace its existing $1,374.7 Term Debt with two new Term Debt tranches. Comdata Inc. and Ceridian LLC are the co-borrowers of the Term Debt B-1 tranche of $673.0, which bears an interest rate of LIBOR plus 4.00%. This tranche benefits from the same credit support as the previously existing Term Debt (both Comdata Inc. and Ceridian HCM Holding). Ceridian HCM Holding and Ceridian LLC are the co-borrowers of the Term Debt B-2 tranche of $702.0, which bears an interest rate of LIBOR plus 3.50%, subject to a 1.00% LIBOR floor. This tranche initially benefits from the same credit support as the existing Term Debt (both Comdata Inc. and Ceridian HCM Holding). The Term Debt B-2 tranche is able to be transitioned to a stand-alone obligation of Ceridian HCM Holding and its subsidiaries upon a liquidity event involving Comdata Inc., provided Ceridian HCM Holding achieves certain credit conditions. The transaction also established a replacement revolving credit facility of up to $130.0 which is able to be transitioned to a stand-alone facility of Ceridian HCM Holding and its subsidiaries upon a liquidity event involving Comdata Inc., provided Ceridian HCM Holding achieves certain credit conditions.

8.	Capital Stock

As of the date of the Separation Transactions, the Company was authorized to issue 200,000,000 shares of common stock with a par value of $0.01 per share and 70,000,000 shares of convertible participating preferred stock with a par value of $0.01 per share. As of December 31, 2013 and in connection with the Separation Transactions, there were 129,849,690 shares of common stock issued and 58,244,308 shares of convertible participating preferred stock issued. No other shares were issued in 2013.

The common stock provides holders with one vote on all matters submitted to a vote of stockholders. Common stock is eligible to receive dividends declared by the board of directors so long as the preferred stock holders are also receiving dividends on an “if-converted” basis. Holders of common stock receive a pro rata share of liquidation proceeds after holders of convertible participating preferred stock are paid their required amounts in liquidation.

The convertible participating preferred stock provides holders with the equivalent number of votes on an “as-converted” basis. The board of directors may provide shares of preferred stock with other rights, preferences, or provisions without approval of the holders of common stock. The convertible participating preferred stock may be converted to common stock at the option of the holder for a number of shares based on the conversion price. The initial conversion price is equal to the original issue price adjusted for certain events of dilution other than shares issued to employees and directors pursuant to the Ceridian Holding LLC 2013 Comdata Inc. Stock Incentive Plan and certain other instances of issuances of shares of common stock. In the event of an initial public offering, the convertible participating preferred stock is automatically converted to common stock. Convertible participating preferred stock receives dividends on an “if-converted” basis in the event that common stock dividends are declared. As discussed in Note 7, dividend declarations are impacted by certain debt covenants. Shares of convertible participating preferred stock are also adjusted for events such as common stock dividends, stock splits, mergers, and reorganizations. In the event of liquidation, convertible participating preferred stock receives the greater of up to $3.25 per share of preferred stock (adjusted for dividends) or a pro rata price per share of all common stock if converted in a liquidation event, subject to the total amount of net assets available in liquidation.

9.	Defined-Contribution Plan

The Company participates in a defined-contribution plan sponsored by Ceridian that provides retirement benefits to substantially all of its employees. Company contributions are based upon the contractual obligations of the respective plan. The Company recognized expense of $1.6, $1.4, and $2.2 for the years ended December 31, 2013, 2012, and 2011, respectively, with regard to employer contributions to the plan.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

10.	Stock-Based Compensation

Prior to November 1, 2013, Comdata employees participated in Ceridian Holding LLC’s stock-based compensation plan. The Ceridian Holding 2007 Stock Incentive Plan (“2007 SIP”), authorized the issuance of up to 10,540,540 common shares of Ceridian Holding LLC in connection with awards of stock options and stock awards. Eligible participants in the 2007 SIP included the Company’s directors, employees, and consultants.

Effective October 1, 2013, the 2007 SIP was assumed by Ceridian Holding LLC. Effective November 1, 2013, all Comdata employees included in the 2007 SIP converted their options to a newly created option plan, the Ceridian Holding LLC 2013 Comdata Inc. Stock Incentive Plan (“Comdata SIP”). Although this new plan is a stock option plan of Ceridian Holding LLC, a participant will receive shares of Comdata Inc. upon exercise of fully vested options.

As a result of the Separation Transactions, Ceridian’s board of directors was required to adjust, in a fair and equitable manner, the stock options held by Comdata’s employees. The options were converted using an exchange ratio of 3.06 Comdata SIP options (“Replacement Options”) for each share of the 2007 SIP options. The exercise price of the Comdata SIP was offered at $3.27160 compared to the $10.00000 exercise price of the 2007 SIP Options. The exchange ratio and exercise price of the Comdata SIP was determined based upon a fair value of the stock of Comdata compared to the fair value of the stock of Ceridian Holding LLC as determined by the Ceridian’s board of directors. As the modification of the stock options did not create incremental fair value of the employees’ awards, no additional stock compensation was recognized by the Company as a result of the conversion.

The Comdata SIP authorized the issuance of up to 15,000,000 common shares of Comdata in connection with awards of stock options and stock awards. Eligible participants in the Comdata SIP include the Company’s directors, employees, and consultants.

As of December 31, 2013, there were 1,412,755 available for future grants under the Comdata SIP, including shares available as the result of the cancellation or termination of any prior awards.

Stock options awarded under the Comdata SIP vest either annually on a pro rata basis over a four-year period or on a specific date if certain performance criteria are satisfied and certain equity values are attained. In addition, upon termination of employment, all vested options become eligible to be exercised 90 days after the later of 1) termination or 2) upon certain restrictions being lifted. The stock option awards have 10-year contractual term and have an exercise price that is not less than the fair market value of the underlying stock on the date of grant.

The Replacement Options and the new options issued under the 2013 Comdata SIP are subject to a restriction such that, until the board of directors determines that certain restrictions in the Company’s debt documents are removed, such options are not exercisable. All other material terms of the 2013 Comdata SIP were identical to the 2007 SIP and no change or reset in vesting occurred for the Replacement Options. As the modification of the stock options did not create incremental fair value of the employees’ awards, no additional stock compensation was recognized by the Company as a result of the conversion.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Performance-Based Options

Performance-based stock option activity for the period from December 31, 2011 to October 31, 2013 represents Ceridian stock options granted to Comdata employees. These options were converted into Comdata SIP options on October 1, 2013 and the activity subsequent to October 1, 2013 represents Comdata SIP options.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	1,137,970	$10.00	8.9	$—
Granted	260,000	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(178,750)	$10.00	—	—

Options outstanding at December 31, 2011	1,219,220	$10.00	8.4	$—
Granted	414,980	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(153,746)	$10.00	—	—

Options outstanding at December 31, 2012	1,480,454	$10.00	8.0	$—
Granted	112,497	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(44,997)	$10.00	—	—

Options outstanding at September 30, 2013	1,547,954	$10.00	—	$—
Conversion October 1, 2013	4,731,585	$3.27	—	—
Granted	2,081,141	$4.08	—	—
Exercised	—	—	—	—
Forfeited or expired	(22,924)	$3.27	—	—

Options outstanding at December 31, 2013	6,789,802	$3.52	8.0	$3.8

The performance-based options vest on the earlier to occur of a change in control or an initial public offering (“IPO”) in which the value of the stock is at least $6.54 per share or higher. If the value of the common stock has not reached $6.54 or higher per share at the time an IPO or change of control event occurs, the options expire unvested, or through the expiration date.

Other information pertaining to performance-based options was as follows:

	Converted Year-End December 31 2013	Pre-Converted Year-End December 31 2012	Pre-Converted Year-End December 31 2011
Weighted average grant date fair value per share of stock options granted	$2.03	$2.73	$4.97

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

The Company used an integrated Monte Carlo simulation model and a trinomial lattice model to estimate the value of the performance-based options. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market conditions stipulated in the award. This probability is an input into the trinomial lattice model used to fair value the options. The weighted average assumptions used in estimating the value of the performance-based options are as follows:

	Year Ended December 31,
	2013 Comdata SIP	2013 2007 SIP	2012 2007 SIP	2011 2007 SIP
Expected volatility	40%	35%	35%	40%
Expected dividend rate	—	—	—	—
Risk-free interest rate	2.7%	2.8%	1.8%	3.2%

At December 31, 2013, there was $10.9 of stock option compensation expense related to nonvested performance-based awards not yet recognized.

Term Options

Term-based stock option activity for the period from December 31, 2011 to October 31, 2013 represents Ceridian stock options granted to Comdata employees. These options were converted into Comdata SIP options on October 1, 2013 and the activity subsequent to October 1, 2013 represents Comdata SIP options.

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at December 31, 2010	1,137,970	$10.00	8.9	$—
Granted	260,000	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(178,750)	$10.00	—	—

Options outstanding at December 31, 2011	1,219,220	$10.00	8.4	$—
Granted	414,980	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(149,746)	$10.00	—	—

Options outstanding at December 31, 2012	1,484,454	$10.00	8.0	$—
Granted	112,497	$10.00	—	—
Exercised	—	—	—	—
Forfeited or expired	(43,998)	$10.00	—	—

Options outstanding at September 30, 2013	1,552,953	—	—	—
Conversion October 1, 2013	4,731,585	$3.27	—	—
Granted	2,081,141	$4.08	—	—
Exercised	—	—	—	—
Forfeited or expired	(15,283)	$3.27	—	—

Options outstanding at December 31, 2013	6,797,443	$3.52	8.0	$3.8

At December 31, 2013, there were 2,310,933 vested shares that will be exercisable upon the change in control or an IPO.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Other information pertaining to term-based options was as follows:

	Converted Year-End December 31 2013	Pre-Converted Year-End December 31 2012	Pre-Converted Year-End December 31 2011
Weighted average grant date fair value per share of stock options granted	$1.70	$2.52	$4.38

The fair value of the term-based stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2013 Comdata SIP	2013 2007 SIP	2012 2007 SIP	2011 2007 SIP
Expected life in years	7.00	6.50	6.50	6.50
Expected volatility	40.0%	35.0%	35.0%	40%
Expected dividend rate	—	—	—	—
Risk-free interest rate	1.95%	0.93%	1.13%	2.46%

For stock options granted prior to October 1, 2013, the Company used the simplified method to estimate the expected life of the Ceridian stock options. For Comdata stock options granted after October 1, 2013, the Company estimated an expected life of seven years. At December 31, 2013, there was $5.8 of stock option compensation expense related to nonvested term-based awards not yet recognized, which is expected to be recognized over a weighted average period of 2.9 years.

The risk-free interest rate the Company uses is based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the contractual term of the performance-based options and the expected term of the term-based option. The estimated volatility of Comdata common stock is based on the historical volatility of comparable public companies over a period approximately equal to the expected life.

The Company recorded stock compensation expense, with a corresponding entry to parent company deficit, of $1.4, $1.2, and $0.9 for the years ended December 31, 2013, 2012, and 2011, respectively.

See Note 15 for a discussion of the impact of the FleetCor acquisition of Comdata as it relates to stock-based compensation.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

11.	Discontinued Operations

On September 7, 2011, the Company completed the sale of the assets comprising its receivable factoring business. The Company recorded a $21.9 pretax loss on the sale due to the write-off of goodwill that was included in the carrying amount of the sold business. As part of the agreement, the Company receives a share of the gross revenues from future factoring business generated from the client portfolio sold and recognizes this income as realized. The Company will continue to receive a share of the gross revenues generated from the portfolio sold as long as the customers remain in the portfolio. The continuing cash flows are contingent upon the generation of revenue of the sold portfolio of assets. There are no internal factors that affect the amount or timing of the contingent consideration. This contingent consideration is recorded as income from discontinued operations in the consolidated financial statements in the period earned. Contingent consideration of $1.2, $3.9, and $1.2 was recorded for the years ended December 31, 2013, 2012, and 2011, respectively.

On July 16, 2012, the Company exited its health spending account card line of business in which the Company issued healthcare spending account cards and processed transactions for these cards on the MasterCard debit card platform. In order to exit the line of business, the Company transferred the portfolio to another service provider at no cost.

On November 21, 2012, the Company exited the Mall HQ business, which was a line of business aimed specifically at providing a shopping mall the ability to sell a gift card that was redeemable at any store within that mall. The Company sold the Mall HQ business for $0.3 and recorded a loss on the sale of this business of $0.1.

The amounts in the table below reflect the operating results and loss on sale of the businesses reported as discontinued operations:

	Year Ended December 31,
	2013	2012	2011
Net revenue	$—	$1.9	$10.2
(Loss) Income from operations before taxes	$1.2	$4.4	$(17.6)
Pretax loss on sale	$—	$(0.1)	$(21.9)

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

12.	Income Taxes

Taxable income (loss) generated by the Company has been included in the consolidated federal income tax returns of Ceridian and certain of its state income tax returns. For periods prior to October 1, 2013, Ceridian has allocated income taxes to the Company in the accompanying consolidated financial statements as if the Company filed separate-income tax returns. The Company believes the assumptions underlying its allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying consolidated financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had the Company been held within a separate stand-alone entity.

	Year Ended December 31,
	2013	2012	2011
Components of earnings and taxes from continuing operations:
Income (loss) before income taxes
U.S.	$(143.6)	$(22.6)	$8.9
International	3.7	5.3	4.0

Total	$(139.9)	$(17.3)	$12.9

Income tax expense (benefit)
Current
U.S.	$—	$20.0	$21.1
State and local	0.9	2.2	2.6
International	0.7	0.2	1.0

Total current	1.6	22.4	24.7

Deferred
U.S.	(17.6)	$(25.3)	$(15.0)
State and local	(3.5)	(0.9)	(1.7)
International	—	0.2	—

Total deferred	(21.1)	(26.0)	(16.7)

Total	$(19.5)	$(3.6)	$8.0

	Year Ended December 31,
	2013	2012	2011
Effective Rate Reconciliation
U.S. statutory rate	35.0%	35.0%	35.0%

Income tax provision (benefit) at U.S. statutory rate	$(49.0)	$(6.0)	$4.5
Change in valuation allowance	30.4	—	—
State income taxes, net of federal benefit and valuation allowance	(2.9)	0.5	0.5
Stock-based compensation	0.1	0.2	0.2
Non-deductible interest	1.7	3.4	3.4
International tax rate impact	(0.2)	(0.4)	(0.3)
Other	0.4	(1.3)	(0.3)

Income tax (benefit) expense	$(19.5)	$(3.6)	$8.0

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

	Year Ended December 31,
	2013	2012
Tax effect of items that comprise a significant portion of the net deferred tax asset and deferred tax liability
Deferred tax asset
Employment related accruals	$0.6	$0.5
Foreign tax credit carryover and other credit carryovers	2.5	—
Accrued liabilities and other	69.8	39.0
Net operating loss carryforwards	114.6	—

Total gross deferred tax asset	187.5	39.5
Valuation allowance	(82.2)	—

Total deferred tax asset	105.3	39.5
Deferred tax liability
Intangible asset	(142.7)	(162.5)

Total deferred tax liability	(142.7)	(162.5)

Net deferred tax liability	$(37.4)	$(123.0)

	December 31,
	2013	2012
Net deferred tax by geography
U.S.	$(38.0)	$(123.4)
International	0.6	0.4

Total	$(37.4)	$(123.0)

As of December 31, 2013, the Company had federal, state, and foreign net operating loss carryovers, which will reduce future taxable income when utilized. Approximately $60.0 in net federal tax benefits are available from these loss carryovers and an additional $2.5 is available in net tax credit carryovers. The state loss carryovers will result in net state tax benefits of approximately $53.7. Foreign loss carryovers will result in a net foreign tax benefit of approximately $0.9. The Company has a non-current deferred tax asset of $0.3 at December 31, 2013 related to foreign jurisdictions, which is included in other assets on the accompanying consolidated balance sheets. The federal net operating loss carryovers will expire beginning in 2029, state net operating loss carryovers will expire beginning in 2014, and foreign loss carryovers will expire beginning in 2015. The federal credit carryovers are composed of research credit carryovers, which will expire beginning in 2027, and alternative minimum tax credits, which have no expiration date. The Company also has charitable contribution carryovers that will expire beginning in 2014. All of the net operating loss and credit carryforwards are offset by a full valuation allowance at the end of 2013.

As of December 31, 2012, the Company was in a net deferred tax liability (“DTL”) position after excluding the DTL for indefinite-life intangible assets. The Company believes that it is more likely than not that the future reversal of the taxable temporary differences will be sufficient to offset the future reversal of the tax deductible temporary differences resulting in the realization of the deferred tax benefit associated with these tax deductible temporary differences.

On July 15, 2013, the Company received a favorable private letter ruling from the Internal Revenue Service (“IRS”) regarding the spin-off of the HCM business as part of the Separation Transactions. The IRS ruling was substantially to the effect that, among other things, the distribution of HCM Holding’s stock by Comdata in the Separation Transactions will qualify as tax-free under Sections 368 and 355 of the Code, whereby no gain or loss was recognized upon such distribution by the Company.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

On October 1, 2013, certain tax attributes belonging to Ceridian were transferred to the Company as part of the Separation Transactions. These tax attributes included a federal net operating loss carryover of approximately $53.1, tax credit carryovers of $2.5, state net operating loss carryovers of $55.4 and other temporary differences of $5.5 associated with other items transferred to the Company as reflected in the accompanying consolidated financial statements. The state net operating losses transferred cannot be carried back to the Company’s prior tax years and are subject to restrictions on future utilization by the Company. Therefore, a valuation allowance of $51.8 was established against the state net operating losses at the time of transfer. The transfer of these tax attributes resulted in a net increase of the Company’s DTA to $64.7, resulting in a net DTL position after excluding the DTL for indefinite-lived intangible assets.

Subsequent to September 30, 2013, as a result of the Separation Transactions, the Company reports operating results on separate U.S. federal and state income tax returns. Previously, the Company was included in the consolidated federal income tax returns of Ceridian. For the years ended December 31, 2011 and 2012, the Ceridian consolidated federal income tax returns reflected a net operating loss. The Company cannot carryback any portion of a federal net operating as may be reported in the accompanying consolidated financial statements to prior years. As stand-alone taxpayer, the Company is required to assess the likelihood that deferred income tax assets will be recovered from future taxable income. If it is determined that it is more likely than not that all or a portion of the deferred tax assets will not be recovered, a valuation allowance must be established against the portion of the deferred tax assets not expected to be recovered.

Due to the decrease in the net DTL position as of October 1, 2013, the Company assessed the likelihood that DTA reported in the accompanying consolidated financial statements would be recovered from future taxable income of the Company as a post-separation stand-alone entity. As of October 1, 2013, with the exception of the transferred state net operating losses previously discussed, the Company believes that it is more likely than not that the future reversal of the taxable temporary differences will be sufficient to offset the future reversal of the tax deductible temporary differences resulting in the realization of the deferred tax benefit associated with these tax deductible temporary differences.

At December 31, 2013, the Company was in a net DTA position after excluding the DTL for indefinite-life intangible assets. The change from a net DTL position on October 1, 2013 to a net DTA position on December 31, 2013 was driven by a net operating loss incurred by the Company on the final tax return of the former Ceridian consolidated group.

Because the Company was in a net DTA position as of December 31, 2013, the Company no longer can conclude that it is more likely than not that the tax benefit associated with a portion of its DTA will be realized. The Company assessed the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing net DTAs not already identified as requiring a valuation allowance. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2013. Such objective evidence limits the ability to consider other subjective evidence such as the Company’s projections for future growth. On the basis of this evaluation, as of December 31, 2013, the Company has recorded a valuation allowance of $30.4 against the net DTA. As of December 31, 2013, the Company has a total valuation allowance of $82.2. The amount of the DTA considered realizable could be adjusted in the future if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth.

Historically, the Company has filed tax returns on a stand-alone basis in certain state and local jurisdictions. The Company has also participated in the filing of federal and state consolidated tax returns as part of the Ceridian group. The Company has also filed income tax returns in certain foreign jurisdictions. With a few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2009.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

As of December 31, 2013, the Company does not have any unrecognized tax benefits. It is possible that the amount of unrecognized tax benefits will change in the next 12 months; however, the amount of the change cannot be reasonably estimated. It is not expected that the change will have a significant impact on the results of operations or financial condition.

The Company considers earnings from international subsidiaries to be indefinitely reinvested, and accordingly, it does not provide U.S. income taxes or withholding taxes on these earnings. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and foreign withholding taxes payable offset by applicable foreign tax credits. As of December 31, 2013, the Company had $12.7 in undistributed foreign earnings.

13.	Commitments and Contingencies

The Company leases office space, computer equipment, and other equipment under noncancelable operating leases expiring through 2018. Future minimum rental commitments required under operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 2013 were as follows:

Year ending December 31,
2014	$4.0
2015	4.0
2016	2.4
2017	1.3
2018	1.3
Thereafter	—

Total	$13.0

Rental expense charged to operations under operating lease arrangements was $4.5, $4.1, and $4.4 for the years ended December 31, 2013, 2012, and 2011, respectively. The leases are generally renewable at the Company’s option for periods of one to five years.

Contingencies

The Company is subject to claims and a number of judicial and administrative proceedings considered normal in the course of current and past operations, including employment-related disputes, contract disputes, disputes with competitors, intellectual property disputes, government audits and proceedings, customer disputes, and tort claims. In some proceedings, the claimant seeks damages as well as other relief, which, if granted, would require substantial expenditures on the part of the Company.

Some of these matters raise difficult and complex factual and legal issues and are subject to many uncertainties, including the facts and circumstances of each particular action, and the jurisdiction, forum and law under which each action is proceeding. Because of these complexities, final disposition of some of these proceedings may not occur for several years. As such, the amount of possible future liabilities, if any, are not always able to be estimated.

There can be no certainty that the Company may not ultimately incur charges in excess of presently or established future financial accruals or insurance coverage. Although occasional adverse decisions (or settlements) may occur, it is management’s opinion that the final disposition of these proceedings will not, considering the merits of the claims and available resources or reserves and insurance, and based upon the facts and circumstances currently known, have a material adverse effect on the Company’s financial position or results of operations.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

Pending Settlement of Class Action Truck Stop Litigation

In March and April 2007, six independent-truck stops located in several states filed nearly identical complaints in the United States District Court for the Eastern District of Pennsylvania against Ceridian and its wholly owned subsidiary, Comdata, alleging anticompetitive conduct with respect to Comdata’s trucker fleet card and point-of-sale systems businesses in violation of Sections 1 and 2 of the Sherman Antitrust Act, which later were consolidated into a single action. The plaintiffs in the consolidated action sought certification of a class of independent truck stops and other retail fueling merchants and requested damages described by plaintiffs as the overcharges they and other members of the putative class paid to Comdata on certain payment card transactions, trebled, as well as pre-judgment and post-judgment interest, injunctive relief and the costs of suit, including attorneys’ fees. In April 2009, the plaintiffs filed a motion for leave to amend their complaint to rejoin Ceridian to the case and to add as defendants Pilot Corporation, Pilot Travel Centers, Love’s Travel Stops & Country Stores, Petro Stopping Centers (now owned by TravelCenters of America), and TravelCenters of America. While that motion was pending, the plaintiffs filed a separate action in the United States District Court for the Eastern District of Pennsylvania against those entities, which was consolidated in March 2010 with the pending case against Comdata.

Because of the significant costs and uncertainties of this litigation, and based on the recommendation of outside counsel to Ceridian and Comdata, in December 2013 the boards of directors of Ceridian and Comdata authorized settlement of this litigation. Under the terms of a Memorandum of Understanding among counsel for plaintiffs, Ceridian and Comdata, signed on December 31, 2013, which will need to be finalized in a definitive settlement agreement and approved by the court, Comdata has agreed to make a one-time cash payment of $100.0 as part of a $130.0 global settlement with all other defendants and to provide certain prospective relief with respect to specific provisions in its agreements with merchants who serve Comdata’s fleet customers. Comdata recorded a $100.0 expense in December 2013 and deposited the $100.0 payment into escrow on March 24, 2014 upon preliminary approval of the settlement by the court. This legal settlement liability is recorded in other accrued expenses on the consolidated balance sheet. See Note 15 for updates to this litigation.

Merchant Class Litigation

In 2005, numerous U.S. merchant retailers filed suit against MasterCard, Visa, and several U.S. financial institutions alleging that Visa and MasterCard colluded directly and indirectly through banks issuing their credit cards to keep merchants from mitigating credit card costs. On July 13, 2012, the defendants agreed to a Memorandum of Understanding to settle the U.S. merchant class litigation. The parties then presented a proposed settlement agreement to the court for approval. On November 27, 2012, the court awarded preliminary approval of the settlement agreement and enjoined members of the settlement class from “challenging in any action…any matter covered by the Class Settlement Agreement or its release…provisions.” Later, that same day, the ten objecting plaintiffs filed a notice of appeal. One of the settlement terms provides that U.S. merchant class members will receive a 10 basis point reduction in credit interchange rates for eight months (“Interchange Rate Relief”). MasterCard began implementing the Interchange Rate Relief by withholding this amount from U.S. issuers of its credit cards on July 29, 2013. Another term of the settlement allows merchants, under defined circumstances, to charge a surcharge fee to cardholders. This term went into effect on January 27, 2013.

Comdata is not a MasterCard issuer, but is a member service provider and has contractual relationships with MasterCard and with the issuing bank for the Comdata MasterCard products. As a member service provider, the Company does receive benefit of the gross interchange charged to merchants who accept the Comdata MasterCard, and therefore, the Interchange Rate Relief has reduced the amount collected since July 29, 2013. Neither Comdata, nor the Comdata issuing bank, were named defendants in the merchant class litigation.

Comdata has reviewed the settlement agreement, as well as the procedural posture of the litigation, in light of its status as a member service provider and its contractual relationships with MasterCard, the

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

issuing bank, and its customers to assess the level of potential liability specific to the proposed Interchange Rate Relief. The Company recorded $8.0 for the year ended December 31, 2012 in other operating expense in the accompanying consolidated statements of operations and comprehensive loss due to its status as a member service provider. For the year ended December 31, 2013, the Company recorded a change in estimate, which resulted in a $3.7 benefit in other operating expense.

Employee Investigation

In 2013, the Company became aware of closed-loop (stored value) gift card fraud involving one of its now-former employees. The Company is working with a small number of customers who may have been directly impacted to monitor for suspicious closed-loop gift card activity. The Company has insurance that it believes covers this situation, after the Company pays the applicable deductible, and has notified its insurance carrier. The Company has completed a preliminary assessment of this potential liability and believes that the range of loss to be $4.2 to $5.3 prior to any consideration of insurance recovery and has recorded a liability at the low-end of the range at December 31, 2013. There can be no assurance that the Company’s insurance will cover losses that arise from this incident or that the losses will remain within the estimated range. The Company’s investigation of this matter is ongoing, and the Company will reassess the accrual on a quarterly basis. The Company does not believe any consumer information was exposed because closed-loop gift card data excludes personally identifiable information.

14.	Related-Party Transactions

Prior to October 1, 2013, charges for support services provided by Ceridian were allocated as described in Note 1 above. The Company recorded approximately $7.1, $9.8, and $11.2 for the nine-month period ended September 30, 2013 and the years ended December 31, 2012 and 2011, respectively, related to these allocated services.

Beginning on October 1, 2013, support services provided by Ceridian were charged to the Company in accordance with the TSA. The Company recorded $1.9 for the three month period ended December 31, 2013 related to these services. These amounts are reflected in selling, general, and administrative expense in the consolidated statement of operations and other comprehensive loss.

The Company has contracted with HCM Holding on what the Company believes to be prevailing market terms to provide certain commercial services, including payroll processing and other human resources support services. The Company paid approximately $0.3, $0.4, and $0.4 for the years ended December 31, 2013, 2012, and 2011, respectively, related to these services performed. These amounts are reflected in selling, general, and administrative expense in the consolidated statement of operations and other comprehensive loss.

HCM Holding contracts with the Company on what the Company believes to be prevailing market terms to provide virtual payment solutions. In connection with these services, Comdata has a revenue sharing agreement with Ceridian based on transaction volume. Comdata recognized revenue of $0.4, $0.4, and $0.4 for the years ended December 31, 2013, 2012, and 2011, respectively, related to these services provided. Additionally, from time to time, HCM Holding acts as a reseller of Comdata products to its customers. For these referrals, HCM Holding earns a referral fee paid by the Company. The Company paid approximately $1.2 and $0.6 for the years ended December 31, 2013 and 2012, respectively, related to the virtual payment and referral services. There were no payments made to HCM Holding related to virtual payment and referral services in 2011.

In the ordinary course of business, the Company provides payment solutions services to affiliates and related parties of Ceridian, THL Partners and FNF, including certain companies in the THL Partners investment portfolio. The Company also has contracted with affiliates and related parties of THL Partners and FNF (including Fidelity National Information Services, Inc.) on what the Company believes to be prevailing market terms to provide certain services, including call center outsourcing, customer service, and

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

information technology services. The Company paid approximately $6.7, $5.6, and $3.2 for the years ended December 31, 2013, 2012, and 2011, respectively, related to these services performed. These amounts are reflected in selling, general, and administrative expense in the consolidated statement of operations and other comprehensive loss.

For the first nine months of 2013 and for the years ended December 31, 2012 and 2011, Ceridian was party to two separate management agreements with THL Managers VI, LLC (“THLM”), an affiliate of THL Partners, and FNF. Pursuant to these management agreements, THLM and FNF each, respectively, agreed to provide Ceridian with financial advisory, strategic, and general oversight services. The agreements provide that Ceridian will pay annual management fees to each of THLM and FNF in an amount equal to the greater of (a) $2.0 or (b) 0.5 percent of Adjusted EBITDA, which for purposes of the management agreement is EBITDA as defined in the Secured Credit Facility, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation. Ceridian also agreed under the management agreements to indemnify THLM and FNF as well as to pay certain expenses and fees incurred by THLM and FNF in connection with the 2007 Merger. Comdata paid a portion of this management fee based on its pro rata portion of EBITDA.

As a result of the Separation Transactions, the above listed management agreements between Ceridian and THLM and FNF were replaced with management agreements between THLM and FNF and Comdata. The agreements provide that Comdata will pay annual management fees to each of THLM and FNF in an amount equal to the greater of (a) $1.1 or (b) 0.5 percent of Adjusted EBITDA. Adjusted EBITDA for purposes of the management agreement is EBITDA as defined in the Secured Credit Facility, further adjusted to exclude the payments made pursuant to the management agreements and certain stock options or other equity compensation. With the exception of the annual management fees, there were no material changes in the terms of the agreements.

The agreements terminate upon the earlier of (a) October 1, 2020 or (b) the consummation of an initial public offering of Comdata. Upon the occurrence of an initial public offering, a lump-sum payment equal to the net present value of the annual management fee for a seven-year period, discounted using the 10-year treasury discount rate as of the date of determination would be due to THLM and FNF.

During the years ended December 31, 2013, 2012, and 2011, the Company recorded management fee expense in selling, general and administrative expense of $2.4, $2.4, and $2.2, respectively, related to these management agreements.

15.	Subsequent Events

On March 3, 2014, Comdata, Ceridian, and counsel for the plaintiffs in the class action truck stop litigation discussed in Note 14 signed a definitive Settlement Agreement, which was preliminarily approved by the court on March 17, 2014. Comdata deposited the $100.0 settlement payment into escrow on March 24, 2014. The Company funded the payment through the use of available capacity on its Receivables Facility. On October 8, 2014, the court issued an order granting the plaintiff’s motion for the distribution of the settlement funds to those class members who submitted claims related to the truck stop litigation noted in Note 9 above. Funds were distributed from the escrow account established on March 24, 2014.

As discussed in Note 7, on March 4, 2014, the Company made the required prepayment of $21.2 on the Secured Credit Facility as the result of the excess cash flow calculation at December 31, 2013.

On November 14, 2014, the Company was acquired by FleetCor Technologies, Inc. (FleetCor) for a purchase price of $3,450.0. This amount was further adjusted by the acquired debt and net working capital, as defined in the merger agreement, at closing. The net consideration was $1,004.3, consisting of FleetCor stock. This amount is subject to a customary 90-day balance sheet review and true-up.

COMDATA INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except per share information)

In connection with the transaction, the Term Debt, Revolving Credit Facility, Senior Notes, and Accounts Receivables Facility were repaid and extinguished on November 14, 2014. A call notice for the Senior Secured Notes was issued on November 14, 2014 and the notes were redeemed and fully extinguished on December 14, 2014 using funds that were placed into escrow by FleetCor on November 14, 2014 for the purpose of repaying the Senior Secured Notes. In addition to the full repayment of principal, the Senior Secured Notes also had unexpired, call protection, which resulted in the payment of $82.7 in additional debt breakage fees on December 14, 2014.

In connection with the transaction, the 2013 Comdata SIP was terminated on November 14, 2014. In lieu of converting the options into a new Fleetcor plan, the previous options were terminated and a cash bonus payment (the “Cash Option Consideration”) was made to each holder of the Comdata SIP options based upon a calculation determined by the original option exercise price and the effective price per common share on November 13, 2014. The cumulative amount of the Cash Option Consideration was calculated as $23.2. $19.9 of the Cash Option Consideration was paid post November 14, 2014, with the remainder to be paid subject to the 90-balance sheet review and true-up

Also, in connection with the transaction, the Company paid incremental bonuses (the “Success Bonus”) and a separate bonus (the “Comdata Management Bonus”), which were specific to and triggered by the closing of the sale transaction on November 14, 2014. Cumulatively, the amount of Success Bonus and the Comdata Management Bonus plans to be paid will be $10.3. $3.2 has already been paid, with the remainder to be paid upon the terms of each agreement.

Subsequent events have been evaluated through January 28, 2015, the date of this report.